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                                                                Exhibit 10.30

                         EXECUTIVE EMPLOYMENT AGREEMENT

     This Executive Employment Agreement (this "Agreement") is dated as of February 9, 2002 by and between Genzyme Transgenics Corporation ("GTC", and together with its controlled affiliates and subsidiaries, the "Company"), a Massachusetts corporation with its principal executive offices at 175 Crossing Boulevard, 4th Floor, Suite 410, Framingham, MA 01702-9322; and Paul K. Horan ("Executive").

                                    ARTICLE 1
                             EMPLOYMENT OF EXECUTIVE

     1.1 EMPLOYMENT. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive in a full time capacity to serve as an executive in the corporate development activities of GTC as Senior Vice President of Corporate Development and to perform such specific duties as may reasonably be assigned to Executive from time to time by the Chief Executive Officer of GTC for the period commencing on March 11, 2002 (the "Effective Date") and continuing until terminated as herein expressly provided. Executive hereby accepts such employment for the term hereof.

     1.2 NO CONFLICTING COMMITMENTS. During the period of Executive's full time employment with the Company, Executive will not undertake any commitments which might materially impair Executive's performance of his duties as a full time employee of the Company. Notwithstanding anything herein to the contrary the Executive shall have the right to continue to serve on the Board of Directors of GeneMatrix, Inc., and may from time to time serve on such other boards of directors, or boards of trustees, of both for-profit and not-for-profit organizations, provided that such organizations are not directly competitive with the business of GTC and such service does not materially impair Executive's performance of his duties hereunder.

                                    ARTICLE 2
                                  COMPENSATION

     For all services to be rendered by Executive to the Company pursuant to this Agreement, the Company shall pay to Executive the compensation and provide for Executive the benefits set forth below:

     2.1 BASE SALARY. From the Effective Date through December 31, 2002, the Company shall pay to Executive a base salary (the "Base Salary") of $10,833.33 biweekly (equivalent to an annual rate of $260,000), prorated during the period Executive is employed hereunder and payable in substantially equal installments in accordance with GTC payroll practice as in effect from time to time. With respect to subsequent periods during the term of this Agreement, the Compensation Committee of the Board of Directors of GTC (the "Committee) will review Executive's base salary and other compensation from time to time and may make adjustments to such base salary and determine such bonus based upon, among other factors: (a) Executive's performance, (b) GTC's performance, (c) changes in costs of living, (d) changes in Executive's responsibilities, and (e) the benefit to GTC of Executive's efforts on its behalf; provided that

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Executive's base salary shall not be less than $260,000 per year during the term of this Agreement.

     2.2 SIGN-ON BONUS. Executive shall be entitled to receive a one-time cash bonus (the "Sign-On Bonus") of $25,000 upon completion of thirty (30) days of employment. The Sign-On Bonus shall be paid to Executive on the first pay period following the Executive's completion of such 30-day period.

     2.3 ANNUAL BONUS. In addition to the Base Salary and Sign-On Bonus, Executive shall be eligible to earn an annual cash incentive bonus of up to twenty-five percent (25%) of Executive's then current Base Salary on an annualized basis, based on (a) Executive's achievement of certain individual and corporate objectives established jointly by the Chief Executive Officer and Executive and (b) GTC's performance. Such cash bonus, if earned, will be payable to Executive annually within one hundred twenty (120) days after the end of the calendar year for which it is earned.

     2.4 STOCK OPTIONS. GTC will grant to Executive options (the "Options") to purchase 50,000 shares of GTC's Common Stock, $0.01 par value per share, under GTC's 1993 Equity Incentive Plan (the "Plan"), at a price per share equal to the opening price of GTC's Common Stock on the later of February 14, 2002 or the date Executive commences employment with GTC. The Options shall be exercisable immediately as to 20% of the shares and as to an additional 20% on each of the next four (4) anniversaries of the date Executive commences employment with the Company. The Options shall have a term of ten (10) years following the date of grant, subject to early termination in the event of termination of Executive's employment in accordance with this Agreement and the Plan, and such other terms and conditions consistent with the form of stock option certificate most recently approved by the Board or any authorized committee thereof for use under the Plan or as the Board or any such committee may hereafter direct. The Options granted to Executive shall be incentive stock options ("ISOs") under Section 422 of the federal Internal Revenue Code of 1986, as amended from time to time (the "Code"), to the maximum extent permitted by law. In the event that the Options granted to Executive are in an amount greater than the maximum permitted by such Section 422 to obtain ISO treatment, the Company will work in cooperation with Executive to designate a portion of the Options as ISOs and the remainder as non-qualified stock options.

     2.5 PARTICIPATION IN FUTURE EQUITY INCENTIVE PLANS. Executive shall be entitled to participate, to the extent and in the manner determined by GTC's Board of Directors in its absolute discretion, in any stock option, stock purchase or other equity incentive plan established by the Company from time to time, it being the understanding of the Company and Executive that such participation would be for the purpose of providing Executive additional opportunities for equity participation in the Company.

     2.6 FRINGE BENEFITS. In addition to Executive's base salary and bonus, Executive shall be entitled to participate in all employee benefit plans or programs of GTC. GTC does not guarantee the adoption or continuance of any particular employee benefit or stock plan or other program during the term of this Agreement, and Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto. Executive shall be entitled to four (4) weeks paid vacation each year in accordance with applicable Company policy. Health and dental plans shall cover Executive and his dependents as they do for

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other GTC executives. Such health and dental plans comply with ERISA and COBRA to the extent applicable. Under current health insurance policies, such COBRA rights will commence on termination of the period over which severance payments are made under Section 3.2.

     2.7    RELOCATION AND OTHER EXPENSES.

            (a) The Company shall reimburse Executive for actual out-of-pocket expenses incurred in connection with Executive's relocation from Pennsylvania to Massachusetts, including but not limited to travel costs to and from Pennsylvania, costs of shipping household goods and two automobiles, and real estate closing costs on the sale of Executive's home in Pennsylvania and the purchase of a new home in Massachusetts; provided that (i) such expenses are incurred not later than twelve (12) months after Executive's commencement of employment with the Company and (ii) the Company shall have no obligation to reimburse any such relocation expenses to the extent they exceed, in the aggregate, $75,000. To the extent Executive incurs federal or state tax liability in connection with his receipt of such relocation reimbursement, the Company shall provide Executive with a "gross-up" payment to cover such tax liability, but only to the extent that any such gross-up payment and relocation expenses paid, in the aggregate, do not exceed $75,000.

            The Company shall reimburse Executive for up to an aggregate of $30,000 of temporary living expenses, including, without limitation, (i) reasonable temporary living costs for Executive within the twelve (12) month period after the Effective Date, which costs may include hotel accommodations, or a furnished apartment in Massachusetts and (ii) travel expenses incurred by Executive for travel to and from his current home; provided that such costs are incurred on or before twelve (12) months after the Effective Date or such earlier date as Executive purchases a home in Massachusetts. To the extent Executive incurs federal or state tax liability in connection with his receipt of such temporary living reimbursement, the Company shall provide Executive with a "gross-up" payment to cover such tax liability, but only to the extent that any such gross-up payment and temporary living expenses paid, in the aggregate, do not exceed $30,000.

            The Company shall reimburse Executive for the foregoing expenses and all ordinary and necessary business expenses incurred in the performance of Executive's duties under this Agreement, provided that Executive accounts properly for such expenses to the Company in accordance with the general corporate policies of the Company and in accordance with the requirements of the Internal Revenue Service regulations under the Code relating to substantiation of expenses.

                                    ARTICLE 3
                                   TERMINATION

     3.1 TERMINATION. Executive's employment hereunder shall terminate upon the occurrence of any of the following events:

            (a) Executive's employment hereunder shall terminate upon Executive's death or inability, by reason of physical or mental impairment, to perform substantially all of Executive's duties as contemplated herein for a continuous period of one hundred twenty (120) days or more;

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            (b)     The termination of Executive's employment hereunder for
Cause by the Chief Executive Officer of GTC, at his or her option, to be exercised by delivery of written notice to Executive;

            (c) The termination of Executive's employment hereunder by the Chief Executive Officer of GTC, at his or her option, without Cause, to be exercised by delivery of written notice to Executive; or

            (d) The termination of Executive's employment hereunder by Executive to be exercised by delivery of thirty (30) days prior written notice from Executive to the Company, other than for Good Reason; or

            (e) The termination of Executive's employment hereunder by Executive, at his option, if the Company breaches any material duty or obligation hereunder and such breach is continuing and has not been waived by Executive (i) more than thirty (30) days after written notice of such breach has been given by Executive to the Board of Directors of GTC and (ii) as of the date notice of termination is given.

     For purposes of this Agreement, "Cause" shall mean (i) Executive's breach of any material duty or obligation hereunder after written notice of such breach has been given to the Executive by the Board of Directors and such breach shall have continued for thirty (30) days after receipt of such notice, or intentional or grossly negligent conduct that is materially injurious to GTC, as reasonably determined by GTC's Board of Directors, or (ii) willful failure to follow the reasonable directions of GTC's Board of Directors after written notice of such failure has been given to the Executive by the Board of Directors and such failure shall have continued for thirty (30) days after receipt of such notice.

     3.2 PAYMENTS UPON TERMINATION. Notwithstanding any other provisions in this Agreement to the contrary:

            (a) If Executive's employment with the Company or its successor in interest terminates pursuant to Sections 3.1(a), 3.1(b), or 3.1(d): (i) all payments and benefits provided to Executive under this Agreement shall cease as of the date of termination of employment and Executive shall be entitled to receive any unpaid Base Salary accrued through the date, plus credit for any vacation earned but not taken and the amount, if any, and any bonus awarded for the past fiscal year which has not yet been paid to Executive; and (ii) all further vesting on all stock options to purchase Common Stock of GTC then held by Executive on that date shall immediately cease as of the date of termination of employment and thereafter such stock options shall be exercisable by Executive in accordance with their respective terms.

            (b) If Executive's employment with the Company or its successor in interest terminates pursuant to Section 3.1(c) or 3.1(e), Executive shall be entitled to the benefits provided in Section 4.2 hereof.

                                    ARTICLE 4
                     TERMINATION FOLLOWING CHANGE IN CONTROL

     4.1 TERMINATION OF EMPLOYMENT FOLLOWING CHANGE IN CONTROL. If a Change in Control of the Company shall have occurred, Executive shall be entitled to the benefits provided

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in Section 4.2 hereof upon the subsequent termination of Executive's employment within twelve (12) months after the effective date of such Change in Control, unless such termination is (a) because of Executive's death or Retirement,
(b) by the Company for Cause or (c) by Executive other than for Good Reason. For purposes of this Agreement:

            (a)     "Change in Control of the Company" shall mean:

                    (i) the acquisition (A) by any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934) or (B) by Genzyme Corporation, from any party of an amount of GTC's Common Stock so that it holds or controls 50% or more of GTC's Common Stock;

                    (ii) a merger or similar combination after which 49% or more of the voting stock of the surviving corporation is held by persons who were not stockholders of GTC immediately prior to such merger or combination;

                    (iii) the election by the stockholders of GTC of 50% or more of the directors of GTC other than pursuant to nomination by GTC's management; or

                    (iv) the sale by the Company of all or substantially all of its assets or business.

            (b) "Good Reason" shall mean termination by Executive after a Change in Control upon:

                    (i) the assignment of any duties to Executive inconsistent with Executive's position, duties and responsibilities with the Company immediately prior to the Change in Control, or any removal of Executive from or any failure to re-elect Executive to any of such positions except in connection with the termination of Executive's employment for Cause or Retirement or as a result of Executive's death or by Executive other than for Good Reason, each without Executive's express written consent;

                    (ii) a reduction by the Company in Executive's Base Salary as in effect on the date hereof or as the same may be increased from time to time;

                    (iii) the Company's requiring Executive to be based anywhere other than within sixty (60) miles of Executive's office location immediately prior to the Change in Control, except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations in the twelve (12) months immediately prior to the Change in Control without Executive's express written consent; or

                    (iv) the failure by the Company to obtain the assumption of the agreement to perform this Agreement by any successor as contemplated in
Section 6.3 hereof.

            (c) "Retirement" shall mean termination of Executive's employment in accordance with GTC's retirement policy, including early retirement, generally applicable to its salaried employees.

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     4.2    PAYMENTS UPON TERMINATION WITHOUT CAUSE, FOR GOOD REASON, FOLLOWING
CHANGE IN CONTROL. In addition to, and not in limitation of, the provisions of
Article 3, if, within twelve (12) months after a Change in Control of the Company, Executive's employment is terminated (a) by the Company or its successor in interest other than for Cause or Retirement or (b) by Executive for Good Reason, then Executive shall be entitled to the benefits provided below:

            (a) BACK SALARY PAYMENT. The Company shall pay Executive any unpaid Base Salary accrued through the date of termination at the rate in effect at the time notice of termination is given, plus credit for any vacation earned but not taken and the amount, if any, and any bonus awarded for the past fiscal year which has not yet been paid to Executive;

            (b) SEVERANCE PAYMENT. The Company shall pay Executive an aggregate severance payment equal to (i) eighteen (18) months of Base Salary in effect on the date of termination and (ii) an amount equal to Executive's maximum incentive bonus that would next be payable to him and would otherwise be due to Executive if such termination had not occurred and the maximum amount of such bonus had been fully earned, pro rated on the basis of the number of days that have elapsed between the beginning of the bonus period in which such termination occurs and the date of termination (the "Severance Amount"), which Severance Amount shall be payable in substantially equal monthly installments over a 18-month period following the date of termination;

            (c) CONTINUATION OF BENEFITS. The Company shall maintain in full force and effect, for Executive's continued benefit until the earlier of (a) the end of the 18th calendar month following the date of termination of employment or (b) Executive's commencement of full time employment with a new employer, all life insurance, medical, health and accident insurance, and disability plans, programs or arrangements in which Executive was entitled to participate immediately prior to the date of termination, provided that Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive's participation in any such plan or program is barred, the Company shall arrange to provide Executive with benefits substantially similar to those which Executive was entitled to receive under such plans and programs at its expense; and

            (d) ACCELERATED VESTING OF STOCK OPTIONS. Any stock options to purchase Common Stock of GTC then held by Executive on the date of termination which are then subject to vesting shall, notwithstanding any contrary provision in this Agreement or the Plan pursuant to which such options had been granted, become fully vested and exercisable on the date of termination, and such stock options shall remain exercisable by Executive for a period of eighteen (18) months after the date of termination. Executive acknowledges that any incentive stock options exercised more than ninety days after the date of termination shall no longer qualify as incentive stock options under the Code.

     4.3 LIMITATION ON BENEFIT PAYMENTS. The benefits payable under this Agreement are subject to the limitation that, when added to the aggregate present value of any other payments in the nature of compensation to Executive which are contingent on a Change of Control within the meaning of Section 280G(b)(2)(A)(i) of the Code, they may not exceed 2.99 times the "base amount" as defined in Section 280G(b)(3)(a) of the Code.

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                                    ARTICLE 5
                  CONFIDENTIAL INFORMATION AND NON-COMPETITION

     As a condition to the Company's obligations hereunder, Executive will execute a confidentiality and non-competition agreement pertaining to the intellectual property and confidential information of the Company and the Company's standard form of non-competition provision for executive officers and key employees. The obligations of Executive under this Article 5 and the agreements referenced in this paragraph shall survive termination of this Agreement for any reason.

                                    ARTICLE 6
                                  MISCELLANEOUS

     6.1 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

     6.2 BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective lawful successors and assigns and upon Executive's heirs and personal representatives.

     6.3 ASSIGNMENT. This Agreement may not be assigned, in whole or in part, by any party without the prior written consent of the other party, except that GTC may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which GTC may merge or consolidate, or to which GTC may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, GTC. After any such assignment by GTC, GTC shall be discharged from all further liability hereunder and such assignee shall have all the rights and obligations of GTC under this Agreement.

     6.4 ENTIRE AGREEMENT. This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding relating to Executive's employment with or compensation by the Company.

     6.5 NOTICES. All notices, requests, demands and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, as follows:

            If to the Company, to:

                    Genzyme Transgenics Corporation
                    175 Crossing Boulevard
                    4th Floor, Suite 410
                    Framingham, MA 01702-9322
                    Attention: Chief Executive Officer

                    with a copy to:

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                    Nathaniel S. Gardiner, Esq.
                    Palmer & Dodge LLP
                    111 Huntington Avenue at Prudential Center
                    Boston, Massachusetts 02199-7613

            If to Executive, to:

                    Paul K. Horan, Ph.D. at his then current address on the payroll records of the Company;

or such other address as either party hereto shall have designated by notice in writing to the other party.

     6.6 AMENDMENTS. This Agreement may be amended, supplemented or otherwise modified at any time, but only by an instrument in writing signed by the parties hereto.

     6.7 GOVERNING LAW. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of law provisions.

     6.8 SEVERABILITY. In case any provision hereof shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein. If any provision hereof shall, for any reason, be held by a court to be excessively broad as to duration, geographical scope, activity or subject matter, it shall be construed by limiting and reducing it to make it enforceable to the extent compatible with applicable law as then in effect.

     6.9 SURVIVAL. Articles 5 and 6 shall survive the termination of this Agreement for the periods of time indicated therein or indefinitely if no period of time is indicated.

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     IN WITNESS WHEREOF, the undersigned have duly executed and delivered this
Agreement as of the date first above written.

                                 EXECUTIVE:


                                  /s/ Paul K. Horan
                                 ---------------------
                                 Paul K. Horan


                                 COMPANY:

                                 GENZYME TRANSGENICS CORPORATION


                                 By:  /s/ Geoffrey F. Cox
                                     -------------------------------------------
                                     Geoffrey F. Cox
                                     President and Chief Executive Officer

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